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                                     EXHIBIT 8


                                    May 3, 1999


Distribution Architects International, Inc.
905 East Westchester
Tempe, Arizona 85283-2938

     Re: Merger of Distribution Architects International, Inc., with and into Symix Acquisition Corp., a wholly owned subsidiary of Symix Systems, Inc.

Ladies and Gentlemen:

     You have requested our opinion with respect to certain of the federal income tax consequences of the merger (the "Merger") of Distribution Architects International, Inc. ("DAI"), with and into Symix Acquisition Corp. ("Merger Sub"), a wholly owned direct subsidiary of Symix Systems, Inc. ("Symix"), pursuant to an Agreement of Merger dated as of February 24, 1999, as amended by that certain Amendment No. 1 to Agreement of Merger, dated as of April 8, 1999 (collectively, the "Merger Agreement"). Under the terms of the Merger Agreement, shares of DAI stock will be converted into shares of Symix voting common stock and all outstanding shares of Merger Sub will continue to be owned by Symix.

                                  DOCUMENTS EXAMINED

     In connection with the rendering of our opinion, we have examined the following:

     1.   The Merger Agreement;

     2. The Registration Statement on Form S-4 filed under the Securities Act of 1933 by Symix with respect to the Symix stock to be issued in connection with the Merger (the "Registration Statement");

     3.   The Representation Certificates of DAI and Symix; and

     4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

     In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have

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Distribution Architects International, Inc.
May 3, 1999
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further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                                 FACTUAL ASSUMPTIONS

     In rendering this opinion, we have made the following assumptions as to factual matters.

     1. The Representation Certificates of DAI and Symix, as referenced in the section entitled DOCUMENTS EXAMINED, are executed and delivered to us prior to the Merger in the form that we have heretofore tendered them to DAI and Symix;

     2. The representations and warranties of the parties contained in the documents listed in the section entitled DOCUMENTS EXAMINED that may be deemed material to this opinion are all true in all material respects as of the date of the Merger;

     3. The representations as to factual matters of DAI and Symix contained in one or more Representation Certificates are all true, correct, and complete in all material respects as of the date of the Merger;

     4. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents; and

     5. The Merger will qualify as a merger under applicable state corporation law.

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Distribution Architects International, Inc.
May 3, 1999
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                               LIMITATIONS ON OPINION

     The following limitations apply with respect to this opinion:

     1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

     2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

     3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                       OPINION

     Based upon and subject to the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and (a)(2)(D) of the Code and that, accordingly, no gain or loss will be recognized by the shareholders of DAI upon the conversion of their shares of DAI stock into shares of Symix stock (except to the extent of any cash received by a shareholder in the Merger and except for any gain or loss attributable to cash received in lieu of fractional shares or upon the exercise of dissenters' rights).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within

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the category of persons whose consent is required under Section 7 of the
Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Respectfully submitted,

                              /s/ Squire, Sanders & Dempsey L.L.P.